September 6, 2005



Mail Stop 4561

Mr. Michael J. Murry
Chairman and Principal Executive Officer
Merchants and Manufacturers Bancorporation, Inc.
5445 South Westridge Drive
New Berlin, Wisconsin 53151


Re:	Merchants and Manufacturers Bancorporation, Inc.
	Form 10-K for the fiscal year ended December 31, 2004
	Filed March 16, 2005
	File Number: 000-21292


Dear Mr. Murry:


	We have completed our review of your Form 10-K and related filings and have no further comments at this time.


							Sincerely,


Donald Walker
Senior Assistant Chief Accountant